AMENDMENT TO AGREEMENT


This Amendment to Agreement is made as of the 4th day of August, 2003 between SuperiorClean, Inc., a Nevada corporation ("SUCN") and Micah Gautier ("Gautier").

1. Paragraph 1 of the Agreement ("Agreement") made as of the twenty-fifth day of February, 2003 between SuperiorClean, Inc., a Nevada corporation ("SUCN") and Micah Gautier ("Gautier") is amended to read as follows:

          $100,000.00, payable as follows:
          1.   $5,000 previously paid,
          2.   $5,000 paid upon execution.
          3.   the remaining $90,000 will be payable as follows:
               $10,000 paid prior to the date of this amendment, $30,000 on August 7, 2003, $30,000 on September 7, 2003, and $20,000
               on October 7, 2003
          PLUS
          250,000 shares of restricted stock to be issued as of July 30, 2003, subject to the following condition: On July 30, 2004, with 30 days prior written notice required, Gautier shall have the right to require SUCN to repurchase the 250,000 shares at a price of $.25 per share, payable in cash within 30 days of the date of purchase.

Gautier owns this stock free and clear of all liens, claims or encumbrances and has the full right and power to sell this stock back to SUCN as contemplated in this Agreement.

2.  Other Terms

The other terms of the Agreement remain in full force and effect.

The foregoing Amendment to Agreement is accepted, approved and agreed to by SuperiorClean, Inc. this 4th day of August, 2003.


SUPERIORCLEAN, INC.


By: /s/ Aldo Rotondi
   --------------------

Name: Aldo Rotondi, President


The foregoing Amendment to Agreement is accepted, approved and agreed to by SuperiorClean, Inc. this 4th day of August, 2003.


Micah Gautier



By:  /s/ Micah Gautier
    -------------------

Name:   Micah Gautier